Exhibit 10.1

FORM OF CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (this "Agreement") is dated as of September __, 2008 and is entered into by and between _______________ ("Executive") and Adept Technology, Inc., a Delaware corporation (the "Company").

BACKGROUND

WHEREAS, Executive is presently an officer and key employee of the Company;

WHEREAS, the Board of Directors (the “Board”) of the Company has determined that it is in the best interests of the Company and its stockholders to ensure the Executive’s continued dedication and active participation in the business of the Company; and

WHEREAS, in order to induce Executive to remain in the employ of the Company and in consideration of Executive’s agreeing to remain in the employ of the Company, the parties desire to specify the equity vesting acceleration which shall be due to Executive in the event that his employment with the Company is terminated under specified circumstances; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is hereby agreed as follows:

AGREEMENT

1.           Term of Agreement.  This Agreement shall be effective from the date first written above and, subject to Section 4, shall extend to and automatically terminate one day after Executive's termination of employment with the Company for any reason (but shall not terminate any obligations then owed hereunder).  No termination of this Agreement shall limit, alter or otherwise affect Executive's rights hereunder with respect to a Change of Control which has occurred prior to such termination, including without limitation Executive's right to receive the various benefits hereunder.

2.           Purpose of Agreement.  The purpose of this Agreement is to provide that, in the event of a "Change of Control," Executive may become entitled to receive certain additional benefits, as described herein, in the event of his termination under specified circumstances.

3.           Change of Control.  As used in this Agreement, the phrase "Change of Control" shall mean the consummation of any of the following after the date of this Agreement:

(i)           any merger or consolidation in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the voting securities of the Company immediately after such merger or consolidation (other than Special Situations Funds and its affiliates), shall be excluded from the list of "shareholders of the Company" immediately prior to such merger or consolidation" for purposes of the preceding calculation)."

(ii)           the sale of all or substantially all of the Company's assets to any other person or entity (other than a wholly-owned subsidiary),

(iii)           any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 of that Act), directly or indirectly, of securities of the Company representing more than forty percent (40%) of the total voting power represented by the Company's then outstanding voting securities (other than Special Situations Funds and its affiliates),

(iv)           the dissolution or liquidation of the Company,

(v)           a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" means directors who either (A) are directors of the Company as of the date of this Agreement or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board), or

(vi)           any other event substantially similar in substance and result to an event set forth in clauses (i) through (v) as determined by the Compensation Committee of the Board of Directors of the Company.

4.           Effect of a Change of Control. In the event of a Change of Control, Sections 5 through 13 of this Agreement shall become applicable to Executive. These Sections shall continue to remain applicable until the second anniversary of the date upon which the Change of Control occurs. On such second anniversary date, and provided that the employment of Executive has not been terminated on account of a Qualifying Termination (as defined in Section 5 below), this Agreement shall terminate and be of no further force or effect.

5.           Qualifying Termination. If within two years following a Change of Control Executive's employment with the Company is terminated by the Company or Executive resigns for good reason such termination shall be conclusively considered a "Qualifying Termination" unless:

(a)           Executive voluntarily terminates his employment with the Company.  Executive, however, shall not be considered to have voluntarily terminated his employment with the Company if he elects to terminate his employment because his overall compensation plan is not substantially similar and in all events at least as favorable as his compensation prior to the Change of Control or his authority or duties are not substantially similar taking into consideration that the Executive is likely to know longer be a senior executive officer of a public company and may not be a senior executive officer of the surviving corporation although remaining a leader of the acquired business.  For such purposes, Executive’s authority or duties shall be considered to not be "substantially the same" if, without Executive’s express and voluntary written consent, (i) there is any substantial diminution or adverse modification in Executive's overall position or responsibilities; (ii) the Company fails to timely pay or provide to Executive any portion of Executive’s compensation or benefits then due to Executive, and such failure is not remedied by the Company within ten business days after the Company's receipt of written notice from Executive of such failure; and (iii) there is a relocation of Executive’s principal place of employment that will result in an increase of more than thirty miles in Executive’s one-way commute as compared to Executive’s one-way commute prior to the Change of Control.

(b)           The termination is on account of Executive's death or Disability.  For such purposes, "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the performance of his responsibilities for the Company for a period of three months.

(c)           Executive is involuntarily terminated for "Cause." For this purpose, "Cause" shall mean: a good faith determination by the Board that Executive (i) committed a felony or a crime involving fraud, dishonesty or moral turpitude under the laws of the United States, any state thereof, or any other jurisdiction where Executive may reside full- or part-time; (ii) committed, or participated in, a fraud or act of dishonesty against the Company; (iii) willfully and deliberately refused to comply with a lawful instruction of the Board of Directors, which refusal is not remedied by Executive within a reasonable period of time after his receipt of written notice from the Company identifying the refusal, so long as the instruction is consistent with the scope and responsibilities of Executive's position; or (iv) intentionally and materially violated any material contract or agreement between Executive and the Company or the Company’s Code of Business Conduct or any of the Company’s policies or any statutory duty owed to the Company; provided, however, that no act or failure to act by Executive shall be deemed to constitute Cause under this subsection (iv) if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was legal and in the best interests of the Company.

6.           Vesting Acceleration.  If Executive's employment is terminated as a result of a Qualifying Termination, subject to this Section 6, all of Executive's unvested stock options, restricted shares or other equity compensation granted under the Company’s equity compensation plans other than its employee stock purchase plan shall immediately become fully vested and exercisable, provided that such automatic acceleration shall be contingent upon execution and delivery by Executive of a release and waiver of claims in a form substantially similar to the form generally used by the Company to the Company.

7.           Section 409A Compliance.

(a)           Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation under Section 409A payable on account of a “separation from service” that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit (a “Deferred Payment”) will be provided under this Agreement at the date which is the earlier of (A) the date which is six months after his “separation from service” or (B) the date of his death .  The provisions of this Section shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(b)           In the event the six-month delay described in this Section applies, the Company shall make an irrevocable contribution in the amount of the Deferred Payment to a rabbi trust which shall take the form of the model rabbi trust described in Internal Revenue Service Revenue Procedure 92-64, which amount (along with any net income received by the trust) shall be paid by the trust to Executive on the six-month anniversary of his termination of employment, and the trust shall terminate at such time.  The trustee shall be chosen by the Company in its reasonable discretion.  The Company shall pay the reasonable expenses of establishing and maintaining the trust.

8.           Excise Tax Reduction.  Anything in this Agreement to the contrary notwithstanding, if any benefit Executive would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  Where acceleration of vesting of stock award compensation is reduced so that the Payment equals the Reduced Amount, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock option or stock awards unless Executive elects in writing a different order for cancellation.

9.           Amendment to Offer Letter Agreement and Option Agreements.  All option and other equity compensation agreements entered into by Executive and the Company are supplemented with the provisions hereof regarding acceleration of vesting. Except as may otherwise be provided herein, this Agreement contains the complete, final and exclusive agreement of the parties relating to the terms and conditions contained herein, and supersedes all prior and contemporaneous oral and written agreements or arrangements between the parties relating to the matters agreed to in this Agreement.  Notwithstanding the foregoing, except as specified in this Section 9, this Agreement shall not have any effect upon any other employment agreement, severance agreement, employee agreement, indemnification agreement, confidentiality agreement, bonus plans, benefit plans and other agreements or arrangements in effect between the Company and the Executive.  No provision of any future award of an option or other equity compensation, equity incentive plan or other agreement between the Company and Executive shall constitute a modification to any provision of this Agreement, even if such future provision is inconsistent with a provision of this Agreement, unless and only to the extent that such future provision specifically refers to this Agreement and includes a statement that the parties expressly intend to modify a provision of this Agreement.

10.           Non-Exclusivity of Rights.  Subject to Sections 6 and 9 hereof, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company or any of its affiliates.  Except as otherwise provided in Sections 6 or 9 hereof, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of any Qualified Termination shall be payable in accordance with such plan or program.

11.           Tax Matters.  Subject to the terms of this Agreement, all payments required to be made by the Company under this Agreement to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

12.           Successors.

(a)           This Agreement is personal to Executive, and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

(b)           The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

13.           Governing Law; Waiver of Jury Trial.  This Agreement is made and entered into in the State of California, and the internal laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.  Each of the parties irrevocably consents to the jurisdiction of the state courts in San Francisco City and County, California and the federal courts in the Northern District of California in any and all actions between the parties arising hereunder.  THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS UNDER THIS AGREEMENT.

14.           Modifications; Waivers.  This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall be narrowly construed to apply only to the specific circumstances in which it is given and shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.  No failure to exercise or delay in exercising any power, right, privilege or remedy under this Agreement, and no course of dealing between the parties with respect to any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy under this Agreement.

15.           Notices.  Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

Adept Technology 3011 Triad Drive Livermore, CA 94550 Attention: Chairman of the Board	[Executive]

16.           Captions.  The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

17.           Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.  In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

18.           Interpretation.  The Executive has been encouraged to consult with the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each party or its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

[Signature page follows]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in Livermore, California.

Dated:  September ___, 2008                                              ADEPT TECHNOLOGY, INC.

By:  ____________________________

Dated:  September ___, 2008                                              EXECUTIVE

By:  ____________________________